UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2005

CATALINA MARKETING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11008	33-0499007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Carillon Parkway, St. Petersburg, Florida	33716-2325
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (727) 579-5000

N/A

(Former name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Signatures

Item 1.01. Entry into a Material Definitive Agreement

Acceleration of Stock Options

On March 15, 2005, the Board of Directors of Catalina Marketing Corporation approved, effective on March 31, 2005, the acceleration of vesting of certain unvested stock options awarded to certain employees and executive officers under its 1989 and 1999 Stock Option Plans. There are 316,220 options affected by the acceleration, of which 25,000 are held by “Named Executive Officers” (as that term is defined by Item 402(a)(3) of Regulation SK). The Accelerated Options have exercise prices greater than or equal to $33.46, which is in excess of the current market value of the Company’s common stock. The closing price of the Company’s common stock on March 15, 2005 was $26.86. The Accelerated Options may be exercised after the effective date. All other terms and conditions applicable to accelerated and non-accelerated stock options are unchanged and remain in effect.

As a result of the acceleration of vesting, the Company expects to avoid compensation expense of approximately $5.1 million, net of income taxes, that would have otherwise been recognized under Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, which the Company intends to adopt effective April 1, 2005. This amount includes a total of approximately $0.5 million attributable to options held by the Named Executive Officers. The effect of the acceleration of vesting of these options will be reflected as a proforma adjustment to reported net income in the notes to the financial statements included in the Company’s Annual Report on Form 10-K for its fiscal year ending March 31, 2005.

The following table summarizes the Accelerated Options by range of exercise price:

Grant Date	Exercise Price	Number of Accelerated Options	Latest Original Vesting Date
July 17, 2000	$35.00	10,620	July 17, 2005
October 18, 2000	$35.19	11,400	October 18, 2005
April 17, 2001	$36.82	125,690	April 17, 2006
July 26, 2001	$33.46	19,720	N/A (1)
February 12, 2002	$35.98	132,830	February 12, 2007
April 24, 2002	$34.72	15,960	April 24, 2007

(1)	Initial vesting of these options was based upon targeted levels of earnings per share.

Stock Ownership Guidelines for Executives

On March 15, 2005, the Board of Directors of the Company established revised equity ownership guidelines for the Chief Executive Officer and certain other executive officers of the Company. These executive officers are expected to directly acquire, or indirectly acquire through certain of the Company’s other stock-based benefit plans, common stock or common stock equivalents of the Company equal to or exceeding quantities established by the guidelines. Shares of common stock represented by unexercised stock options are not included in the required minimum stock ownership quantities.

The stock ownership guidelines for the executive officers are as follows:

		The Lesser Of:
Tier	Office	Shares	Multiple of Annual Salary
I	Chief Executive Officer	100,000	Five times
II	Chief Financial Officer; President of Catalina Marketing Services	35,000	Three times
III	Certain other executive management group members, and officers as defined in Section 16 of the Securities Exchange Act of 1934	20,000	Two times

The executives are required to meet and maintain the minimum stock ownership requirements within four years of the effective date of the guidelines. Until such time as the executive is holding common stock or equivalents at the levels specified in the guidelines, he or she may be required to retain 50% of any equity awards granted by the Company after April 1, 2005.

These guidelines are effective as of March 15, 2005. Each executive officer is expected to comply with the guidelines. Failure by an officer to comply with the guidelines may result in all or a portion of future incentive compensation being paid in common stock or common stock equivalents of the Company, net of applicable income taxes. Each executive officer is required to verify his or her compliance with the guidelines on an annual basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly authorized and caused the undersigned to sign this report on the registrant’s behalf.

March 21, 2005	CATALINA MARKETING CORPORATION
(Registrant)

/s/ Robert D. Woltil
	Name:	Robert D. Woltil
	Title:	Interim Chief Financial Officer